WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  March 6, 2012

GSE SYSTEMS, INC.
 (Exact name of registrant as specified in its charter)

Delaware	001-14785	52-1868008
(State of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)
1332 Londontown Blvd., Suite 200, Sykesville, MD 21784
(Address of principal executive offices and zip code)

(410) 970-7800
Registrant's telephone number, including area code

Check  the  appropriate  box  below  if the  Form  8-K  filing  is  intended  to simultaneously  satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2 below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d - 2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e - 4 (c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On March 6, 2012, the Board of Directors of GSE Systems, Inc. (the “Company”) unanimously elected Christopher Sorrells to serve on the Board of Directors as a Class III Director with a term expiring in 2013.  Mr. Sorrells has been determined to be independent under the standards of independence of the NYSE AMEX rules currently in effect and was also appointed to the Compensation Committee.

Mr. Sorrells is a Managing Director at NGP Energy Technology Partners ("NGP ETP"), which he joined at its formation in September 2005.  NGP ETP is a leading private equity firm focused on companies that provide products and services to the oil and gas, power, and environmental service sectors and is an affiliate of NGP Energy Capital Management, which together with its affiliates have managed over $9.5 billion in committed capital since 1988.  NGP ETP beneficially owns approximately 1.7 million shares of the Company’s common stock.  Mr. Sorrells is also board member of Renewable Energy Group, Inc. (NASDAQ – REGI).

Mr. Sorrells is not a party to any arrangements pursuant to which he was selected as a director. Mr. Sorrells has not been involved in any transaction since the beginning of the Company’s last fiscal year, or any currently proposed transaction, in which the Company was or is to be a participant and the amount of which involved exceeds $120,000.

Mr. Sorrells will receive the standard compensatory and other agreements and arrangements provided to other non-employee directors of the Company.

A copy of  the Press Release announcing Mr. Sorrells’ election to the Board of Directors is included with this Current Report on Form 8-K as Exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

The following are filed as exhibits to this report:

Exhibit No.	Description

99.1	Press Release announcing election of Christopher Sorrells to the Board of Directors

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  March 9, 2012
GSE SYSTEMS, INC.

/s/ Lawrence M. Gordon
Lawrence M. Gordon
Senior Vice President and
General Counsel